Execution copy Linklaters De Bandt/20/12/2002
Dated 26, 2003
SHURGARD SELF STORAGE SCA and First Shurgard
DEVELOPMENT AGREEMENT with respect to First Shurgard

Rue Brederode 13 B - 1000 Brussels
Telephone (32-2) 501 94 11
Facsimile (32-2) 501 94 94

Ref

DEVELOPMENT AGREEMENT

PARTIES

This DEVELOPMENT AGREEMENT (this "Agreement") is made and entered into as of [●] 2003, by and between:

  Shurgard Self Storage SCA, a company organised and existing under the laws of Belgium, having its registered office at Quai du Commerce/Handelskaai 48, 1000 Brussels, registered with the Commercial Register of Brussels under number 587.679, represented for the purposes of this agreement by [●], by virtue of a special power-of-attorney attached hereto,

  hereinafter referred to as "Shurgard"; and

  First Shurgard SPRL, a company organised and existing under the laws of Belgium, having its registered office at Quai du Commerce/Handelskaai 48, 1000 Brussels, registered with the Commercial Register of [●] under number [●], represented for the purposes of this agreement by [●], by virtue of a special power-of-attorney attached hereto,

hereinafter referred to as the "First Shurgard";

Individually referred to as a "Party", or collectively as the "Parties".

RECITALS

  On 20 December 2002, Shurgard and Luxco have entered into a joint venture agreement (the "Joint Venture Agreement") pursuant to which they have formed the Company and each is a shareholder of the Company at the time of its incorporation.

  Under the terms of the Joint Venture Agreement, Shurgard, or its subsidiaries, intends in accordance with the provisions thereof to contribute or sell to the Company certain sites intended for self-service storage facilities or subsidiaries owning such sites in order that the same can be developed by Shurgard. The Company intends to lease self-storage space on the Properties (as defined hereafter) to corporations, partnerships, joint ventures, individuals and other legal entities for their business and personal use.

  Shurgard has substantial experience in the development of self-service storage facilities, and currently develops self-service storage facilities owned by itself.

  Shurgard and the Company have entered into a Property and Asset Management Agreement on the same date hereof, pursuant to which the Company engages Shurgard to manage each of the Properties and Shurgard accepts, under the terms and conditions as set forth in the Property and Asset Management Agreement (the "Property and Asset Management Agreement")

  The Company desires to engage Shurgard to identify prospective Properties for development, to acquire the Properties for the Company and to develop the Properties, and Shurgard desires to accept such engagement, all in accordance with the terms and conditions of this Agreement as hereinafter set forth.

AGREEMENT

NOW, THEREFORE, the Parties hereto agree as follows:

  Definitions and Interpretation

    Definitions

      For the purposes of this Agreement, the following terms shall have the meanings specified or referred to in this Clause 1.1.1:

    "Affiliated Company" or "Affiliate" means an affiliated company ("société liée" / "verbonden vennootschap") as defined in Article 11 of the Belgian Companies Code.

    "Bankruptcy Proceeding" shall have the meaning as set out in Clause 10.3.2.

    "Business Day" means a day the banks are open for business in Belgium and Bahrain other than a Saturday or Sunday.

    "Closing" has the meaning attributed in the Joint Venture Agreement.

    "Company" means First Shurgard and shall include each of its subsidiaries.

    "Court" has the meaning set out in Clause 17.1.1.

    "Credit Facilities" means the two development loans from Senior Lender(s) for an amount equal to or in excess of 62.5% but not exceeding 70% of the direct development costs of the Company, each such loan to be entered into in accordance with the Joint Venture Agreement and the first of which shall be entered into at Closing.

    "Design and Equipment Fee" shall have the meaning as set out in Clause 9.1.3.

    "Development Fee" shall have the meaning as set out in Clause 9.1.2.

    "Direct Development Costs" means the costs, fees and expenses incurred for development of a Property, as listed in Exhibit 9.

    "Environmental Laws" means all or any international, European, national or local, civil or criminal law, common law, statutes, statutory instruments, regulation, directive statutory guidance and regulatory codes of practice, order, decree, injunction or judgment which relate to pollution or contamination and hazardous substances, to the extent they apply mandatorily to the relevant jurisdiction and Property.

    "Escrow Agreement 1" has the meaning set out in Clause 4.2.5 of the Joint Venture Agreement.

    "Escrow Agreement 2" has the meaning set out in Clause 11.4.1 of the Joint Venture Agreement.

    "Expansion Plans" means the Shurgard Europe Expansion Plans as defined in Clause 4.1.1, and set forth in Exhibit 4.1.1(a) to this Agreement.

    "Initial Arbitration Proceedings" has the meaning set out in Clause 17.1.3(i).

    "Intervening Party" has the meaning set out in Clause 17.1.3(iii).

    "Investment Criteria" means the criteria as set forth in Exhibit 4.1.3.

    "Investment Term" means the anticipated investment period for the Company which equals 5 years, from the date of Closing.

    "Joined Party or Parties" has the meaning set out in Clause 17.1.3(iv).

    "Joint Venture Agreement" means the joint venture agreement between Shurgard and Luxco dated 18 December 2002, pursuant to which they have formed the Company.

    "Luxco" means Crescent Euro Self Storage Investments SARL, a company organised and existing under the laws of Luxembourg, having its registered office at 398, route d'Esch, L-1471 Luxembourg, Grand Duchy of Luxembourg [, registered with the Commercial Register of Luxembourg (registration number [●])].

    "Luxco Break Up Fee Escrow Agreement" has the meaning set out in Clause 10.5.4(i) of the Joint Venture Agreement.

    "Notice of Joinder" has the meaning set out in Clause 17.1.3(iv).

    "Notification" has the meaning set out in Clause 17.1.3(i) and 17.1.3(ii).

    "Parties" means Shurgard and the Company (each of them being referred to individually as a "Party").

    "Pool Account Reimbursement" shall have the meaning as set out in Clause 9.2.

    "Previous Proceedings" has the meaning set out in Clause 17.1.3(ii).

    "Properties" means all land, buildings, constructions and interests therein acquired for the development of the self-service storage facilities by Shurgard, directly or indirectly,under this Agreement and which are , directly or indirectly, contributed to the Company under the Joint Venture Agreement and references to "Property" shall be construed accordingly.

    "Property Acquisition Fee" shall have the meaning as set out in Clause 9.1.1.

    "Property and Asset Management Agreement" means the agreement entered into on the same date hereof between Shurgard and the Company, pursuant to which the Company engages Shurgard to manage each of the Properties and Shurgard accepts, under the terms and conditions as set forth in the Property and Asset Management Agreement

    "Real Estate Committee" means the internal management committee of Shurgard which meets on a regular basis and which reviews and approves all real estate investments or projects in which Shurgard or its Affiliates have a direct or indirect interest.

    "Real Estate Package" means the package of information prepared by Shurgard in respect of each Property including its description, development budget and proforma revenue projections, a sample of which is attached hereto in Exhibit 4.9.

    "Relevant Agreements" has the meaning set out in Clause 17.1.1.

    "Request to Intervene" has the meaning set out in Clause 17.1.3(iii).

    "Rules" shall have the meaning as set out in Clause 17.1.1.

    "Senior Lender(s)" means the providers of the respective Credit Facilities.

    "Shareholder(s)" means owner(s) of a Share.

    "Share(s)" means all or part of the registered shares representing the registered capital in the Company.

    "Shurgard Break Up Fee Escrow Agreement" has the meaning set out in Clause 10.5.4(ii) of the Joint Venture Agreement.

    "Shurgard Marks" has the meaning as set out in Clause 10.1.1 of the Property and Asset Management Agreement.

    "Special Purpose Vehicles" means the wholly owned subsidiaries of Shurgard to be contributed to the Company by Shurgard pursuant to the Joint Venture Agreement.

    "SPV Shares" means the shares representing the entire capital of the Special Purpose Vehicles.

    "Subsequent Proceedings" has the meaning set out in Clause 17.1.3(ii).

    "Term" shall have the meaning as set out in Clause 10.2.

    Interpretation

      The titles and headings included in this Agreement are for convenience only and do not express in any way the intended understanding of the Parties. They shall not be taken into account in the interpretation of the provisions of this Agreement.

      The Exhibits to this Agreement form an integral part hereof and any reference to this Agreement includes the Exhibits and vice versa.

      The original version of this Agreement has been drafted in English. Should this Agreement be translated into French, Dutch or any other language, the English version shall prevail among the Parties to the fullest extent permitted by Belgian law, provided, however, that whenever French and/or Dutch translations of certain words or expressions are contained in the original English version of this Agreement, such translations shall be conclusive in determining the Belgian legal concept(s) to which the Parties intended to refer.

      When using the expressions "shall use its best efforts" or "shall use its best endeavours" (or any similar expression or any derivation thereof) in this Agreement, the Parties intend to refer to the Belgian legal concept of "obligation de moyen" / "middelenverbintenis".

      When using the words "shall cause" or "shall procure that" (or any similar expression or any derivation thereof), the Parties intend to refer to the Belgian legal concept of "porte-fort" / "sterkmaking".

      The words "herein", "hereof", "hereunder", "hereby", "hereto", "herewith" and words of similar import shall refer to this Agreement as a whole and not to any particular clause, paragraph or other subdivision.

      The words "include", "includes", "including" and all forms and derivations thereof shall mean including but not limited to.

      All periods of time set out in this Agreement shall be calculated from midnight to midnight. They shall start on the day following the day on which the event triggering the relevant period of time has occurred. The due date for any given action shall be included in the period of time. If such due date is not a Business Day, the due date shall be postponed until the next Business Day. Unless otherwise provided herein, all periods of time shall be calculated in calendar days. All periods of time consisting of a number of months (or years) shall be calculated from the day in the month (or year) when the triggering event has occurred until the eve of the same day in the following month(s) (or year(s)) ("de quantième à veille de quantième" / "van de zoveelste tot de dag vóór de zoveelste").

      Unless otherwise provided herein, all references to a fixed time of a day shall mean Brussels time.

      In this Agreement where it is expressly or impliedly provided that Shurgard shall carry out any duties or obligations by reference to a standard which is the same or comparable to, or in accordance with, or consistent with Shurgard's standards or words of a similar effect are used in this Agreement, then the standard to be adopted generally by Shurgard shall be applied to its duties and obligations under this Agreement and without limitation Shurgard will exercise the standard of skill, care and diligence to be expected of a developer and manager of real estate in Western Europe with extensive experience related to locating, purchasing, developing, leasing and financing facilities used principally for self-service storage of property and with extensive experience in operating such facilities and providing equipment and services related thereto.

      If any approval by a Party is required under this Agreement, such approval shall be required within 10 Business Days as from the notice requesting such approval, unless otherwise provided.

  Umbrella Agreement

      Services which according to this Agreement are to be rendered by Shurgard to the Subsidiaries or Properties may be rendered by Shurgard itself or by any of its Affiliated Companies, pursuant to separate agreements between the Subsidiaries and either such Affiliated Companies or Shurgard.

      Fees relating to such services shall be directly invoiced by the company which rendered the services.

      If this Agreement terminates or expires, all separate agreements as referred under Clause 2.1.1 above shall also automatically terminate or expire at the same time.

  Scope of Engagement

  Subject to the terms and conditions of this Agreement, commencing on the date hereof and for the term of this Agreement as specified in Clause 10, the Company engages Shurgard, and Shurgard agrees, to identify for development, to acquire and to develop the Properties for the Company on the terms set forth below.

  Management Duty and Authority of Shurgard

  The Company grants to Shurgard sole and exclusive power and authority to take all actions contemplated by this Agreement and to implement or cause to be implemented all actions approved by the Company with respect to the development of each of the Properties subject to the limitations contained in this Agreement. Without limiting the generality of the foregoing, Shurgard shall have the duty and the authority and power to undertake, in the name and on behalf of the Company, each of the following actions and shall exercise such powers and authority at the cost, expense and risk of the Company except as otherwise specified herein:

    Pre Development of the Properties

      Shurgard will handle the market research and site prospecting necessary to identify prospective sites to comprise the Properties in the market areas pre-identified and approved as part of the Shurgard Expansion Plans (the "Expansion Plans"), a list of which is attached to this Agreement in Exhibit 4.1.1(a). Shurgard shall also put the Properties under contract, design the self-service storage facilities and any other development to be carried out on the Properties (through internal and external resources) and apply for building and other applicable permits for the said developments, and generally perform all customary due diligence, including at least to carry out Shurgard's own internal company procedures and actions as set forth in Exhibit 4.1.1(b), prior to the acquisition of any Property.

      The Properties when developed will consist of branded Shurgard self-service storage centres, either directly owned by the Company or indirectly through a Special Purpose Vehicle in five markets, namely France, Germany, The Netherlands, Scandinavia (consisting of Denmark and Sweden) and the United Kingdom, or in a selection of these markets

      A large proportion of the Properties have been identified at the date of this Agreement and are listed in Exhibit 4.1.3. Shurgard can add to that list any proposed Property if such proposed Property meets the Investment Criteria as set forth in Exhibit 4.1.3, or, in the event it does not meet such Investment Criteria, after prior written approval by the Company. The Parties shall use their best efforts to ensure that the capital deployed in any single market shall represent not more than one third of total capital deployed by the Company, provided that in no circumstance France shall represent more than 40% of the total capacity deployed by the Company. If a proposed Property does not meet the Investment Criteria and if the Company does not agree to its development, Shurgard shall have the right to develop and operate such Property for its own account or for the account of another party but subject always to its first obligation to the Company in 4.1.5.

      Shurgard shall prepare and provide the Company with a Real Estate Package which will be true and accurate to the best of its knowledge and belief and which will include such information required by its internal standards and procedures to be included in a Real Estate Package, a sample of which is attached in Exhibit 4.9, for each of the prospective Properties not identified before the Closing in Exhibit 4.1.4, and which will demonstrate how the Property will comply with the Investment Criteria, or alternatively, will require the Company's prior approval Shurgard will advise the Company of any material change to the information in any Real Estate Package in respect of any of the Properties as soon as practicable.

      The Parties intend that the next approximately 40 (the precise number to be adjusted to the number the capitalisation of the Company allows under the Joint Venture Agreement) self-service storage facilities sites that will be developed by Shurgard will form the Properties to be owned by the Company. However, Properties which have not been duly permitted, and which have not satisfied all Investment Criteria , by 30 September 2004, or 31 March 2005, if so requested by Luxco in accordance with the Joint Venture Agreement shall only be contributed or sold to the Company if the Company so agrees. The Parties shall use their best efforts to cause that all of the self-service storage centres, whether or not pre-identified, shall be open at the end of the second year after Closing.

      Shurgard shall use its best efforts for securing all property required to carry out the development proposed in the Real Estate Package by legally binding contracts which will provide all necessary customary protection and safeguards for the purchaser of such property and which will not in any event require such purchaser to complete the purchase of the property unless and until the development is able to be commenced and carried out immediately following completion of the acquisition unless approved by the Company.

      In the course of securing all necessary acquisition agreements Shurgard will instruct legal counsel approved by the Company to settle all agreements and to carry out all due diligence reasonably expected to be completed by a competent legal counsel within the relevant jurisdiction for the protection of the Company from exposure to legal or financial liability not expressly set out in the Real Estate Packages and to ensure that the development can be carried out.

      Shurgard shall use its best efforts to obtain as soon as practical all building permits and authorisations and all necessary permissions, consents, approvals, licences, certificates and permits in legally effectual form necessary to commence, carry out and complete and to maintain and use the development in accordance with the Real Estate Package.

    Acquisition of Properties

      The Parties agree that as soon as reasonably practicable upon each Property satisfying the Investment Criteria and subject to the Credit Facilities condition precedent in Clause 9.1.1 of the Joint Venture Agreement being satisfied, the Property, directly or indirectly through a Special Purpose Vehicle, shall be contributed to the Company in accordance with the terms and conditions of the Joint Venture Agreement

      Shurgard agrees that at the time of the contribution of the Property to the Company the representations set out in Clause 5.1.1 (subject to Clause 5.1.3) must be true in respect of the Property.

      At the acquisition of a Property by the Company, Shurgard shall be reimbursed as set forth in Clause 9.

    Developing the Properties

      As soon as reasonably practicable following the contribution of the Property to the Company Shurgard shall commence and thereafter proceed with all due expedition to complete the development of the Properties as soon as practicable

      Shurgard shall develop Properties for the account of the Company. The Properties will be built and developed in a good and workmanlike manner using good quality materials and (i) applying not less than the same standard of care Shurgard applies to its own properties as at the date of this Agreement and (ii) in accordance with all applicable regulations and without predjudice to the generality of the foregoing shall be of a construction quality and of materials that are of no lesser standard than the current standard of construction required by Shurgard for newly developed self-service storage centres as at today's.

      Shurgard shall use its best efforts to avoid cost overruns on the development of the Properties. If the aggregated cost overruns on the development exceed 4.00% of the Direct Development Costs as budgeted in the Real Estate Packages, Shurgard shall reimburse such overruns exceeding 4.00% within 10 Business Days of the final figure being computed. This test shall be effected within 4 months from the date on which all the Properties have been fully constructed or 1 month before the date of the expiration of the Term if sooner. Cost overruns as a result of Acts of God or force majeure or any event beyond the control of Shurgard which it could not reasonably have foreseen, including an archeological discovery at a construction site or a change of the permit requirements after obtaining a valid permit, shall not be included for the computation of the cost overruns. If, as a result of a change to the anticipated development of a Property, additional value has been created, the corresponding cost overrun to create such additional value shall not be included in the computation of cost overruns, assuming that the annual stabilized yield after the change is greater than or equal to the annual stabilized yield represented in the Real Estate Package.

      Shurgard shall use best efforts to manage and co-ordinate the design and construction of the development of the Property as a self-service storage facility as set out in the Real Estate Package, including to be responsible for appointing contractors and professionals such contracts and appointments to be in a legally binding form providing all necessary customary rights and protection for the Company usual and appropriate for the jurisdiction in which the works are carried out and in this respect shall appoint legal counsel if reasonably required by the Company and the responsibilities of Shurgard will include the monitoring the performance of the contractors and consultants to ensure that they discharge their obligations to the Company and to keep the Company fully informed.

      Shurgard shall use best efforts to ensure that any warranties relating to the development of a Property, provided by contractors to Shurgard or any of its subsidiaries, shall be transferred to the Company or its relevant subsidiary upon the contribution or the sale of said Property to the Company or its relevant subsidiary.

    Regulations and Permits

    Shurgard shall use its best efforts to cause all things to be done, on behalf, in the name and for the account of the Company, on the Properties necessary to comply with any applicable law or regulation, having jurisdiction over the Properties, respecting the development and use of the Properties or the maintenance or operation thereof. Shurgard shall cause the Company to apply for and make best efforts to obtain and maintain, on behalf, in the name and for the account of the Company, all licenses and permits required in connection with the operation of the Properties and Shurgard will make best efforts that the Properties and the Company comply with all conditions and obligations under any building permits and similar matters in this clause during and after the development of the Properties.

    Insurance

    Shurgard shall obtain and maintain insurance on the Properties under development as contemplated by Clause 7.

    Legal Actions

    Shurgard shall cause to be instituted on behalf of the Company, using legal counsel approved by the Company, all legal actions or proceedings Shurgard deems necessary or advisable in connection with the development and construction of the Properties.

    Shurgard shall also arrange for and supervise the defence of legal actions brought against the Company with respect to such matters, provided Shurgard may not confess judgment or settle any uninsured legal actions against the Company without the Company's prior approval if in excess of EUR 150,000.00. The third-party costs of all such legal actions or proceedings shall be borne by the Company.

    Hazardous Substances

    Shurgard shall be responsible for ensuring that the Property complies with all Environmental Laws and shall procure that all necessary clean up will take place in the course of the development of the Property or before acquisition by the Company as represented by the Real Estate Package.

    For the avoidance of doubt, the costs and expenses to carry out the necessary clean-up, as represented in the Real Estate Package, shall be borne by the Company as part of the Direct Development Costs.

    Lender Requirements

    Shurgard will in the development of the Properties use best efforts to cause that the Properties and the Company comply with all applicable covenants and provisions contained in any loan documents relating to the Company's borrowing.

    Financial and Other Information

Shurgard shall provide the Company with the following information during the development phase of a Property:

  a quarterly update of the total Direct Development Costs incurred at that time in respect of each Property and any anticipated cost overrun;

  the programme for development of each of the Properties setting out the timescale for the main stages of the development, the expected date for completion of the development and for opening the Property for trade;

  any other financial or progress information reasonably requested by the Company from time to time and copies of any documents if reasonably required by the Company acting reasonably to satisfy itself that Shurgard is complying with its obligations in this Agreement or for any other reasonable purpose.

  Representations and Warranties by Shurgard

      Shurgard hereby represents and warrants in respect of each Property which will be contributed to the Company after Closing, that, at the time of its contribution to the Company:

    The Real Estate Package, provided to the Company prior to the contribution of such Property, has been prepared in accordance with Shurgard's own internal policies, standards and procedures and are to the best of Shurgard's knowledge and belief true and accurate and that the Property is as represented in the said Real Estate Packages.

    The Property satisfies the Investment Criteria save in respect of any matter, which the Company has previously accepted in writing, as not complying with the Investment Criteria.

    The Property meets the requirements of the Credit Facilities, including its requirements as to the value of the Property.

      Shurgard hereby represents and warrants in respect of each Special Purpose Vehicle of which the shares will be contributed to the Company after Closing, that, at the time of its contribution to the Company:

        The Special Purpose Vehicle has since the date of its incorporation:

          not carried on business or traded in any capacity whatsoever, other than entering into contracts to purchase or develop any of the Properties;

          not acquired or agreed to acquire any assets, other than in the course of entering into the contracts referred to in Clause (a) above.

        The SPV Shares comprise, in each case, the whole of the issued share capital of the Special Purpose Vehicle and are fully paid up and legally and beneficially owned by Shurgard free from all or any encumbrances.

        The SPV Shares have been validly issued, are fully paid or are properly credited as fully paid and constitute the whole of the issued share capital of the Special Purpose Vehicle.

        Other than the Joint Venture Agreement, there is no agreement or commitment outstanding (including any encumbrance) which calls for the issue or transfer of, or accords to any person the right to call for the allotment or issue of (whether exercisable now or in the future and whether contingent or not) any shares in the capital of the Special Purpose Vehicle (including the SPV Shares).

        The Special Purpose Vehicle has complied in all material respects with all applicable laws, including, without limitation, the provisions of the national laws of each country in which it is incorporated as to filing of returns, particulars, resolutions and other documents with the relevant public authority and all legal requirements have been complied with in all material respects in connection with the formation of the Special Purpose Vehicle and with issues of shares and other securities.

        No powers of attorney have been given by the Special Purpose Vehicle which are presently outstanding except for powers of attorney given to Shurgard employees or directors in the ordinary course of business.

        The Special Purpose Vehicle has or never has had any subsidiaries nor has it ever owned the whole or any part of the issued share capital of any other company or entity or have or have had the benefit of any option or agreement to acquire all or any part of the share or loan capital of any company.

        The Special Purpose Vehicle has never given any financial assistance in connection with the purchase of its own shares as would breach the law of its country of incorporation.

        The statutory books and registers of the Special Purpose Vehicle and all current books of account are written up to date and all such documents and other legally required records, deeds, agreements and documents relating to the affairs of the Special Purpose Vehicle are in its possession or under its control or under the control of Shurgard.

        No order has been made, petition presented, resolution passed or meeting convened for the winding up of the Special Purpose Vehicle or for an administration order in respect of the Special Purpose Vehicle.

        No receiver, receiver and manager, administrative receiver or liquidator has been appointed in respect of the business or the whole or any part of the assets or undertaking of the Special Purpose Vehicle and, to the best knowledge of Shurgard, there are no circumstances likely to give rise to the appointment of any such receiver, receiver and manager, administrative receiver or liquidator.

        The Special Purpose Vehicle is not under any legal liability or obligation to pay and has not given or made any ex-gratia arrangement or promise to pay pensions, gratuities, superannuation allowances or the like to any of its past or present officers or employees or their dependants and there are not now any retirement benefit, pension or death benefit or similar funds, schemes or arrangements in relation to or binding on the Special Purpose Vehicle.

        The Special Purpose Vehicle does not have any employees and has not had any employees since its date of incorporation nor is there any outstanding liability to it by any person who is now or has been an officer or employee of the Special Purpose Vehicle.

        The Special Purpose Vehicle has not by any act or default committed:

          any material criminal or unlawful acts in connection with its concerns or affairs;

          any material breach of trust in relation to its concerns or affairs; or

          any material breach of contract or statutory duty or any tortuous act which could lead to a claim against the Special Purpose Vehicle for damages, compensation, restitution or an injunction.

        Except for the normal course of business in respect to the development of the Properties, the Special Purpose Vehicle is not nor at any time has been involved in any litigation, arbitration, tribunal, inquiry or other proceedings or dispute resolution process, none of the foregoing is or are pending or to the best knowledge of Shurgard threatened by or against the Special Purpose Vehicle, and to the best knowledge of Shurgard, there are no circumstances likely to lead to any of the foregoing or to any claim being made against the Special Purpose Vehicle.

      Indemnification

The Parties agree that Clauses 8.3, 8.5 (except with respect to Clause 5.1.2 to which Clause 8.5 of the Joint Venture Agreement does not apply)] and 8.6 of the Joint Venture Agreement shall apply mutatis mutandis to the representations and warranties given by Shurgard under this Agreement, provided (i) that the same event, matter or circumstance which can give rise to a claim under this Agreement and the Joint Venture Agreement shall only be indemnified once; (ii) that any matter set out in the relevant Real Estate Package or previously approved in writing by the Company shall be deemed disclosed; (iii) that the maximum liability for each Party set out in Clause 8.6.5 of the Joint Venture Agreement is the aggregate maximum liability of each Party under this Agreement, the Joint Venture Agreement and all other agreements referred to in the Joint Venture Agreement.

  Duties of the Company

    Cooperation

    The Company hereby agrees to cooperate with Shurgard in the performance of its duties under this Agreement and to allow Shurgard, by any reasonable means, to properly fulfil its duties and obligations under this Agreement, including the representation of the Company vis-à-vis third parties, European, federal, national, regional or local public authorities and any courts or arbitrational instances, and to that end, upon the request of Shurgard, to give Shurgard reasonable access to all files, books and records of the Company relevant to and required in connection with the operation of the Properties, and to execute all documents or instruments necessary or advisable to enable it to fulfil its duties under this Agreement.

    Debt Service

  The Company, or, as the case may be, the Properties, shall be responsible for payment of all promissory notes, obligations and debts servicing the Properties, whether secured or unsecured, and Shurgard shall have no obligation or authority to pay the same.

  Insurance

Shurgard shall obtain and maintain such insurance in the name of the Company with respect to the Properties as is comparable to the insurance Shurgard carries from time to time on similar properties developed by it for its own account, to protect the interests of the Company, its lenders and Shurgard. Shurgard may include the Properties under any blanket insurance policy carried by Shurgard for other similar properties that it manages.

At a minimum, such insurance shall include in relation to any of its Properties:

  at all times before opening such Property, construction "all risks" insurance to the extent customary in the relevant jurisdiction;

  insurance against third party and public liability risks;

  insurance and indemnification for Shurgard, the Company and each of its shareholders, and, in connection therewith, it shall specifically name Shurgard, the Company and each of its shareholders as additional insured parties for the full limit of such insurance;

  waivers of subrogation against the Company and each of its shareholders as well as Shurgard.

All insurance provided for in this Clause 7 shall be effected by policies issued by insurance companies of good national reputation, including Shurgard's own captive insurance operator, if any. If such internal captive insurance operator is planned to be used for the Properties, the terms, conditions, related costs and benefits of such captive insurance operator shall be provided to, and approved by, the Luxco prior to its implementation and application to the Properties.

The cost of such insurance, including a pro rata portion of any blanket insurance policies, shall be allocated among the Properties by Shurgard (acting fairly and reasonably) and charged to the Company as a direct cost of operation of the Properties.

  Budgets

  Shurgard shall use all due care and diligence and employ all reasonable efforts to ensure that the actual costs of developing the Properties in accordance with the terms of this Agreement shall not exceed the budget as presented in the Real Estate Package therefor; provided, however, the Company and Shurgard hereby acknowledge and agree that the Real Estate Package shall be prepared for planning purposes and Shurgard is not warranting that development costs of the Properties be as budgeted.

  Shurgard's Compensation and Reimbursement

  Direct Development Costs of a Property incurred after acquisition by the Company of such Property, shall be directly allocated to the Company, while the services rendered by Shurgard relating to the development, as described hereinafter, shall be reimbursed through a fee structure as set forth hereinafter.

    Acquisition and Development Fee

      At the acquisition of a Property by the Company either through contribution or sale, Shurgard shall be reimbursed, through Shares in the Company or in cash for the Direct Development Costs, it incurred on such Property prior to such acquisition, plus interest at 10% per annum from the date such Direct Development Costs were incurred by Shurgard until the acquisition of this Property by the Company ("Property Acquisition Fee").

      A development fee of 7% on the Direct Development Costs, excluding the annual interest carry, shall be paid by the Company to Shurgard, pari passu with the work's progress and concurrent with the payment of the direct costs, covering development management services, including site selection, permitting, and construction management ("Development Fee"), it being understood that, if part of a Property is resold as excess land, the Development Fee shall be calculated on the original purchase price of the entire Property without deduction of the proceeds of such resale. The Development Fee is capped to the budget for such Development Fee as presented in the Real Estate Package.

      (i) The internal project design, (ii) the full set up of the store IT environment and (iii) the job-cost accounting will be each reimbursed as a fixed EUR 50,000.00 amount per Property, upon opening of the Property ("Design and Equipment Fee"), for a total amount of EUR 150,000.00 per Property.

      The Parties agree that the Company shall not benefit nor incur any losses in respect of the indemnity paid by the former owner to Shurgard for the delayed availability of the Property situated in Utrecht, at [●].

    Pool Account Reimbursement

    Certain direct costs, including certain marketing costs and information system costs, that also benefit other properties managed by Shurgard, may be paid by Shurgard and recuperated from the Company through a Pool Account Reimbursement as outlined in the relevant Real Estate Package ("Pool Account Reimbursement").

    Payment of Fees; Reimbursements

      The Property Acquisition Fee shall be paid to Shurgard by the Company at the acquisition by the Company of the concerned Property.

      The Development Fee shall be paid by the Company pari passu with the work's progress and concurrent with the payment of the direct costs.

      The Design and Equipment Fee shall be paid by the Company upon opening of the concerned Property.

      Pool Account Reimbursement for each quarter during the term of this Agreement shall be paid by the Company pari passu with the work's progress and concurrent with the payment of the direct costs.

      Shurgard is authorised, under the Property and Asset Management Agreement without any further consent or approval of the Company, to deduct the aggregate of the fees, as mentioned above, including any applicable VAT or other taxes or duties, from the Property revenue upon such payment becoming due.

    VAT

  All fees mentioned in this Agreement are stated exclusively of any applicable VAT or other taxes or duties.

  Term of Agreement; Termination

    Exclusive development

    Shurgard shall have the exclusive right to develop each of the Properties in accordance with this Agreement, which shall survive (i) the sale of the Properties by the Company or (ii) a change-of-control of the Company, subject to termination for cause as described in Clause 10.3.

    Term

    This Agreement has been entered into for a duration equal to the time required to develop and open all of the Properties which will be owned by the Company, without exceeding a period of five years as of Closing, unless the Parties extend it by mutual agreement (the "Term") and may only be terminated before under the terms and conditions provided herein.

    Termination

      The Company may terminate this Agreement at any time upon 10 days' written notice to Shurgard, in the event of fraud, gross negligence or wilful misconduct, if such fraud, gross negligence or wilful misconduct would be so serious that it can not be cured by Shurgard and would make any further professional cooperation between the Parties impossible. Such removal will only be effective at the moment when a successor developer takes over the functions of Shurgard and such successor developer has obtained the approval of the competent authority, if required.

      Either Party may terminate this Agreement upon 10 days' written notice to the other Party if the other Party has:

    failed to perform any of its material obligations under this Agreement within 10 days after notice from the other party of the need for such performance if such failure to perform relates to payment of a monetary obligation and otherwise within 30 days after such notice or, with respect to non-monetary obligations, if a longer period is reasonably required for such performance, if the breaching party has not commenced to cure such default within the above mentioned 30-day period and thereafter continuously and diligently prosecuted the same to completion;

    commenced in any court any voluntary bankruptcy or judicial composition proceeding (each, a "Bankruptcy Proceeding");

    had filed against it in any court any Bankruptcy Proceeding; or

    suffered or permitted a receiver, trustee, liquidator or similar officer to be appointed to administer and/or liquidate all or substantially all of its assets, and such appointment shall not be vacated or set aside within 30 days after the appointment of such receiver, trustee, liquidator or similar officer.

    any equivalent act of financial default occurring in relation to the relevant Party in accordance with the laws of any jurisdiction relevant to that Party.

      If this Agreement is terminated, the Property and Asset Management Agreement shall be deemed to have been terminated at the same time, provided that damages in respect of the same loss arising under both agreements shall be recoverable once only under either agreement and not twice under the two agreements.

    Damages; Indemnification

    If for any reason (other than fraud, gross negligence or wilful misconduct), this Agreement is terminated by the Company, Shurgard shall be entitled to claim damages and proper indemnification, if applicable.

    Post-termination actions

      Within 45 days after the expiration or termination of this Agreement, whether or not in accordance with this Clause 10, Shurgard shall provide the Company with a final accounting of all transactions theretofore completed. Any amount then owing to Shurgard pursuant to the terms of this Agreement, whether for reimbursement of expenses or on account of its fees hereunder, shall be paid promptly to Shurgard.

      If this Agreement expires while the Property and Asset Management Agreement remains in effect, the relationship between the Parties shall as of that time be governed by the terms and conditions of the Property and Asset Management Agreement, without prejudice to Clause 10.5.4 hereof.

      Upon expiration or termination of this Agreement together with the Property and Asset Management Agreement, Parties refer to the Clause regarding post termination actions in the Property and Asset Management Agreement, without prejudice to Clause 10.5.4 hereof.

      The expiration or termination of this Agreement shall not prejudice the rights and obligations of the Parties which, due to their nature, shall survive the expiration or termination of this Agreement in particular Clauses, 10.4, 10.5, 16, 17 and 18.

  Shurgard's Other Businesses and Properties; Management of Properties

Subject to Clause 4.1.5, the Company acknowledges that Shurgard is in the business of managing and developing self-service storage facilities and other commercial real estate facilities, both for its own account and for the account of others. Subject to Shurgard complying with its obligations, the Company hereby expressly acknowledges and agrees as follows:

  This Agreement does not in any way prohibit or restrict the ability of Shurgard and its Affiliates to continue to engage in such activities, or to engage in other business or businesses which may compete directly or indirectly with the activities of the Company or the Properties; and

  Shurgard shall develop all properties and related businesses operated under the Shurgard Marks, including the Properties, for the maximum benefit of all properties and related businesses operated under the Shurgard Marks as a whole, which may not necessarily be to the maximum benefit of the Properties owned by the Company. In doing so, Shurgard agrees to use reasonable business judgment in determining such benefits, and to apply all of its management policies consistently to all markets and to all properties within each market.

  Shurgard as Independent Contractor

  In the performance of its duties and obligations under this Agreement, Shurgard is and shall remain an independent contractor with respect to the Company. Nothing contained herein shall be construed as (a) creating a joint venture, company, partnership or principal and agent relationship between Shurgard and the Company or (b) having created any property interest in or to the Properties in Shurgard.

  Indemnification

  Shurgard hereby agrees to indemnify and hold the Company harmless from any and all costs, expenses, attorneys' fees, suits, liabilities, judgments, defence, damages and claims (collectively the "Losses") in connection with the development of the Properties arising from the fraud, wilful misconduct or gross negligence of Shurgard, its employees and agents or any of its Affiliates or from default under this Agreement not rectified in accordance with Clause 10.3.1 or 10.3.2(i).

  The Company hereby agrees to indemnify and hold Shurgard and its agents, employees and contractors or any of its Affiliates harmless from any and all Losses in connection with the development of the Property arising from any action, inaction or decision performed or made in connection with the performance of its duties under this Agreement, provided that such action, inaction or decision was taken in good faith in accordance with the provisions of this Agreement and does not result from the fraud, wilful misconduct or gross negligence or default under this Agreement of Shurgard, its Affiliates or their respective agents, employees or contractors.

  The foregoing indemnification provisions shall not include indemnification for consequential damages experienced by the person being indemnified.

  The party to be indemnified pursuant to this Clause 13 shall give prompt notice of the facts giving rise to the claim for indemnity to the indemnifying party and shall allow the indemnifying party to assume the defence of any action and to settle such claim in its sole discretion.

  The provisions of this Clause 13 shall survive the termination of this Agreement.

  Assignment

  Neither this Agreement nor any right or obligation hereunder is assignable by either Party without the prior written consent of the other Party, provided that each Party can assign the rights and obligations hereunder to any one or more of its respective Affiliated Companies without the prior written consent of the other Party, provided that such assignment shall be expressly stated to have effect only for so long as the assignee remains an Affiliated Company of the assigning Party provided that any such assignment shall not relieve the assigning Party of any of its obligations hereunder, except if agreed otherwise by the Company, which consent shall not be unreasonably withheld.

  Notwithstanding the foregoing, Shurgard shall have the right, upon prior information of the Company but without the consent of the Company, to assign this Agreement to any legal entity which has, by merger, consolidation, purchase or otherwise, acquired substantially all of Shurgard's assets or capital stock and continued Shurgard's business in substantially the same manner as then existing as a manager of self-service storage facilities; provided, however, that no such assignment shall be effective unless the assignee shall expressly assume the obligations of Shurgard hereunder, provided that any such assignment shall not relieve the assigning Party of any of its obligations hereunder, except if agreed otherwise by the Company, which consent shall not be unreasonably withheld.

  Headings

  The headings contained herein are for convenience of reference only and are not intended to define, limit or describe the scope or intent of any provision of this Agreement.

  Governing Law

  The validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the Parties shall be governed by the laws of Belgium. If there is any conflict between Belgian law and mandatory local law, applicable to the Company or any of the Properties, local law shall prevail but only with respect to the concerned Property and with respect to the item for which local law applies mandatorily.

  Arbitration

      All disputes arising in connection with any of this Agreement, the Property and Asset Management Agreement, the Joint Venture Agreement, any share purchase agreement executed pursuant to Clause 13.9.2 or Clause 3.2 as well as the Escrow Agreement 1, the Escrow Agreement 2, the Shurgard Break Up Fee Escrow Agreement and the Luxco Break Up Fee Escrow Agreement and any arrangements entered into within the framework of such agreements (together the "Relevant Agreements"), and which Parties are unable to settle amicably shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce (the "Rules") by three arbitrators, all appointed by the International Court of Arbitration of the International Chamber of Commerce in accordance with the Rules (the "Court").

      The arbitration shall be held in Geneva. The proceedings and award shall be in the English language.

      Every arbitrator must be and remain independent of any person that is a party to any of the Relevant Agreements, even if such party is not actually a party to the arbitration proceedings being conducted under this present Clause.

      All Parties to this Agreement hereby acknowledge that the subject matter of the Relevant Agreements has a close inter-relationship.

      In order to ensure that all disputes in connection with any of the Relevant Agreements are resolved in a uniform and compatible manner, the Parties to this Agreement agree to procure that the procedures set out in the paragraphs below shall be complied with.

        In addition to the procedural requirements set forth by the Rules, any party to a Relevant Agreement that initiates an arbitration procedure (the "Initial Arbitration Proceedings") shall send a copy of its request for arbitration (the "Notification") to all the parties to all the Relevant Agreements at the same time as making such request for arbitration.

        The Initial Arbitration Proceedings shall be suspended until such time as the Notification process is completed.

        The procedure set out in paragraph 17.1.3(i) above in respect of giving Notification shall similarly apply in respect of all arbitration proceedings that are commenced in respect of the Relevant Agreements subsequent to the Initial Arbitration Proceedings ("Subsequent Proceedings" and any such notification shall similarly be defined as "Notification") and the party initiating any Subsequent Proceedings shall at the same time as making the request for arbitration inform the Secretariat of the Court of the existence of all such arbitration proceedings relating to the Relevant Agreements ("Previous Proceedings") and request that the Court refers the matter to the same arbitrators appointed by the Court in respect of the Previous Proceedings.

        Any party that has received a Notification may, within 30 days from the receipt of such Notification, request to be included as a party (an "Intervening Party") to the arbitration proceedings referred to in the Notification by filing a "Request to Intervene" with the Secretariat of the Court. The parties to the arbitration proceedings referred to in the Notification shall do all things possible to assist the Intervening Party in being joined as a party to those arbitration proceedings (which shall include applying for an extension of the deadline for the filing of documents to enable the Intervening Party to file documents).

        Any party to any arbitration proceedings initiated in accordance with this Clause 17 may at any time request that any other party or parties to any of the Relevant Agreements be joined in such arbitration proceedings (the "Joined Party or Parties"), provided that the party making the request reasonably believes the subject matter of the arbitration proceedings justifies the joinder of such Joined Party or Parties. A request for such joinder shall be made by written notice to the Secretariat of the Court (a "Notice of Joinder") copied to the Joined Party or Parties.

        If, notwithstanding the provisions of this Clause 17, separate arbitral procedures in respect of any of the Relevant Agreements have been initiated, any party to such arbitral procedures shall be entitled to request that the Secretariat of the Court consider consolidating the arbitral proceedings into one arbitral proceeding.

      The arbitrators shall decide to so consolidate any two or more proceedings if it appears to them to be in the interest of justice that the various disputes and issues submitted to arbitration be adjudicated in one arbitral proceeding and by one award. The arbitrators shall be bound to consolidate such proceedings if to do otherwise could result in awards that are irreconcilable or which would be unenforceable.

      The Parties hereby agree not to seek judicial review of any award made pursuant to this Clause 17. They specifically and irrevocably exclude their right to seek judicial review of the award on all the grounds listed in article 190 (2) of the Swiss Conflict of Laws Statute.

      The Parties hereby acknowledge that all Relevant Agreements either have or shall include wording similar to this Clause 17 in such Relevant Agreement.

  Notices

  Any and all notices, elections or demands permitted or required to be made under this Agreement must be in writing, signed by the Party giving such notice, election or demand, and must be delivered personally, transmitted by electronic means (by e-mail or facsimile) with receipt confirmed or sent by nationally reputed courier service that provides verification of delivery, to the other Party, at the address set forth below, or at such other address as may be supplied by written notice given in conformity with the terms of this Clause 18. The date of personal delivery or the date of refusal or receipt, as the case may be, is the date such notice is effective provided that the Parties agree that wherever practicable, and as a first option, any form of communication contemplated by this Clause 18 or by this Agreement generally shall be transmitted by electronic means.

If to Shurgard:
Shurgard Self Storage SCA
President Quai du Commerce 48 1000 Brussels Facsimile: +32 2 229 56 55 [Add e-mail addresses] with a copy to the General Counsel
If to the Company:
Attention of [●] Quai du Commerce 48 1000 Brussels [Add e-mail addresses] with a copy to Luxco
If to Luxco:
Crescent Euro Self Storage Investments SARL 398, route d'Esch L-1471 Luxembourg Grand Duchy of Luxembourg with a copy to [●] [Add e-mail addresses]

  Third Party Beneficiary

  For so long as Luxco is a shareholder of First Shurgard, Luxco is a third party beneficiary to this Agreement pursuant to Article 1121 of the Belgian Civil Code ("stipulation pur autrui/"beding ten behoeve van een derde") for the purposes of Clauses 4.9 and 7 and of this Agreement. Pursuant to this Clause 19, Luxco shall be entitled to the same information rights as First Shurgard under said Clauses.

  Shurgard shall provide the information as described in Clauses 4.9 and 7 directly to Luxco and shall thereby apply the same duty of care as the duty of care owed by Shurgard to the Company. Luxco will be provided with all notices and information to be provided to the Company under this Agreement at the same time as the same are to be provided to the Company.

  Luxco shall be entitled to enforce the rights granted by Shurgard pursuant to this Clause 19.

  The rights hereunder shall automatically terminate (i) upon termination or expiration of this Agreement, or (ii) in case Luxco is no longer a shareholder of First Shurgard, whichever occurs the earlier.

  Severability

  If any term or provision hereof is deemed invalid, void or unenforceable either in its entirety or in a particular application by a court of competent jurisdiction, the remainder of this Agreement shall nonetheless remain in full force and effect and Parties shall negotiate in good faith a replacement provision having a similar economic effect as the invalid or unenforceable provisions. If the subject term or provision is deemed to be invalid, void or unenforceable only with respect to a particular application, such term or provision shall remain in full force and effect with respect to all other applications.

  Successors

  Without prejudice to the provisions of Clause 14, this Agreement shall be binding upon and inure to the benefit of the respective Parties hereto and their permitted assigns and successors in interest.

  Consents and Waivers

  No consent or waiver, express or implied, by either Party hereto of the terms of this Agreement or of any breach or default by the other Party in the performance by the other of its obligations hereunder shall be valid unless in writing, and no such consent or waiver shall be deemed or construed to be a consent or waiver to the terms of this Agreement to or of any other breach or default in the performance by such other Party of the same or any other obligations of such Party hereunder. Failure on the part of either Party to complain of any act or failure to act of the other Party or to declare the other Party in default, irrespective of how long such failure continues, shall not constitute a waiver by such Party of its rights hereunder. The granting of any consent or approval in any one instance by or on behalf of the Company shall not be construed to waive or limit the need for such consent or approval in any other subsequent instance.

  Covenant of Good Faith

Each Party covenants and agrees that whenever it is authorised by this Agreement to take or omit to take any action, or to give or withhold any approval or consent, whether or not in its sole discretion, it shall take or omit to take such action, or give or withhold such approval or consent, in good faith and not in an arbitrary or capricious manner.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement in two originals as of the date first above written. Each Party acknowledges receipt of its own original.
Shurgard Self Storage SCA:

Name:	[●]	Name:	[●]
Title:	[●]	Title:	[●]

First Shurgard SPRL:

Name:	[●]	Name:	[●]
Title:	[●]	Title:	[●]

List of Exhibits
Exhibit 4.1.1(a) :	Expansion Plans
Exhibit 4.1.1(b):	Customary Due Diligence
Exhibit4.1.3:	Special purpose vehicles to be contributed at Closing and underlying Properties
Exhibit 4.1.3:	Investment Criteria
Exhibit 4.9:	Real Estate Package
Exhibit 9:	Direct Development Costs

Table of Contents

1 Definitions and Interpretation *

1.1 Definitions *

1.2 Interpretation *

2 Umbrella Agreement *

3 Scope of Engagement *

4 Management Duty and Authority of Shurgard *

4.1 Pre Development of the Properties *

4.2 Acquisition of Properties *

4.3 Developing the Properties *

4.4 Regulations and Permits *

4.5 Insurance *

4.6 Legal Actions *

4.7 Hazardous Substances *

4.8 Lender Requirements *

4.9 Financial and Other Information *

5 Representations and Warranties by Shurgard *

6 Duties of the Company *

6.1 Cooperation *

6.2 Debt Service *

7 Insurance *

8 Budgets *

9 Shurgard's Compensation and Reimbursement *

9.1 Acquisition and Development Fee *

9.2 Pool Account Reimbursement *

9.3 Payment of Fees; Reimbursements *

9.4 VAT *

10 Term of Agreement; Termination *

10.1 Exclusive development *

10.2 Term *

10.3 Termination *

10.4 Damages; Indemnification *

10.5 Post-termination actions *

11 Shurgard's Other Businesses and Properties; Management of Properties *

12 Shurgard as Independent Contractor *

13 Indemnification *

14 Assignment *

15 Headings *

16 Governing Law *

17 Arbitration *

18 Notices *

19 Third Party Beneficiary *

20 Severability *

21 Successors *

22 Consents and Waivers *

23 Covenant of Good Faith *